                                                                    Exhibit 4.3

                              ESCROW AGREEMENT


       This ESCROW AGREEMENT (this "AGREEMENT") is made and entered into as of February __, 2000 by and among Rural Cellular Corporation (the "Issuer") and Norwest Bank Minnesota, National Association (the "Escrow Agent"), as trustee for the benefit of the holders ("Holders") of the Issuer's ___% Junior Exchangeable Preferred Stock (the "Junior Preferred Stock").

                                 W I T N E S S E T H

       WHEREAS, the Issuer has filed with the Minnesota Secretary of State that certain Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Junior Preferred Stock approved and adopted by the Issuer's board of directors as of February __, 2000 (as amended, restated, supplemented or otherwise modified from time to time, the "Certificate of Designation"), pursuant to which the Issuer is issuing Junior Preferred Stock on the date hereof;

       WHEREAS, pursuant to an Underwriting Agreement dated as of February __, 2000 (the "Underwriting Agreement"), by and among the Issuer and TD Securities (USA) Inc. and First Union Securities, Inc. (the "Underwriters") and the Certificate of Designation, the Issuer is required to direct that at the Closing Time (as defined in the Underwriting Agreement) 100% of the Net Proceeds to the Issuer from the issuance of the Junior Preferred Stock (the "Funds") be deposited with the Escrow Agent for the purposes of funding (in part) the Triton Acquisition or any obligation of the Issuer to redeem the Junior Preferred Stock that may arise under Section 5(c) of the Certificate of Designation (collectively, the "Obligation");

       WHEREAS, the Issuer has agreed to execute and deliver this Agreement in connection with the issuance of the Junior Preferred Stock by the Issuer.

       NOW, THEREFORE, in consideration of the promises herein contained, and in order to induce the Holders of the Junior Preferred Stock to purchase the Junior Preferred Stock, the Issuer and the Escrow Agent hereby agree, for the benefit of the Escrow Agent and for the ratable benefit of the Holders, as follows:

       SECTION 1. DEFINITIONS; APPOINTMENT; DEPOSIT AND INVESTMENT.

       1.1. DEFINITIONS.

       "Acquisition Officer's Certificate" shall mean a certificate signed by the President or any Vice President of the Issuer stating that the Triton Acquisition has been consummated prior to the Termination Date.

       "Bankruptcy Voting Rights Triggering Event" means a Voting Rights Triggering Event under Section 7(b)(vi) of the Certificate of Designation.

       "Cash Investment" means any of the following:

       (a) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof with a maturity of 365 days or less,

       (b) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

       (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above,

       (d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Service, and

       (e) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing


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authority thereof, and rated at least "A" by Standard & Poor's Ratings
Service or Moody's Investors Service, Inc.

       "Certificate of Designation" has the meaning set forth in the recitals.

       "Escrow Agent" shall mean the Person named as the "Escrow Agent" in
Section 1.2 of this Agreement until a successor Escrow Agent shall have become such, and thereafter "Escrow Agent" shall mean the Person who is then the Escrow Agent hereunder.

       "Escrowed Property" means (a) the Net Proceeds, (b) the Escrowed Property Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Escrowed Property Account, (c) the Escrowed Property Account and all Escrowed Property Investments and all certificates and instruments, if any, representing or evidencing the Escrowed Property Investments, and any and all security entitlements to the Escrowed Property Investments, and any and all related securities accounts in which security entitlements to the Escrowed Property Investments are carried, (d) all cash, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Escrow Agent pursuant to this Agreement in substitution for or in addition to any or all the then existing Escrowed Property, and (e) all proceeds of and other distributions on or with respect to any of the foregoing (and any other proceeds or distributions), including, without limitation, all dividends, interest, principal payments, cash, options, warrants, rights, instruments, subscriptions and other property or proceeds from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any of the foregoing or any security entitlement thereto.

       "Escrowed Property Cash Account" means a trust account established and maintained by the Escrow Agent at its office at N9303-120 Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, in the name of the Escrow Agent, which account shall at all times be segregated from all custodial or collateral accounts of the Escrow Agent and be under the sole dominion and control of the Escrow Agent and subject to the terms and conditions of this Agreement.

       "Escrowed Property Investment Account" means a trust account established and maintained by the Escrow Agent at its office at N9303-120 Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, in the name of the Escrow Agent, which account shall at all times be segregated from all custodial or collateral accounts of the Escrow Agent and be under the sole dominion and control of the Escrow Agent and subject to the terms and conditions of this Agreement.

       "Escrowed Property Investments" has the meaning set forth in Section 4.

       "Extension Officer's Certificate" means a certificate signed by the President or any Vice President of the Issuer stating that the Triton Acquisition will not be consummated by June 30, 2000 solely as a result of the failure of a Person to receive the consent, approval, order or authorization of a governmental authority necessary therefor.

       "Funds" has the meaning set forth in the recitals.

       "Government Book-Entry Security" means U.S. Government Obligations maintained in book-entry form through the United States Federal Reserve Banks pursuant to (a) the United States Treasury Department regulations codified at 31 C.F.R. Part 357, as modified by the amendments promulgated at 61 Fed. Reg. 43, 626-43, 638 (Aug. 23, 1996), or (b) substantially identical regulations promulgated by any other agency or instrumentality of the United States whose securities qualify as "U.S. Government Obligations" hereunder.

       "Holder" means a Person in whose name a share of Junior Preferred Stock is registered.

       "Junior Preferred Stock" has the meaning set forth in the Introduction.

       "Net Proceeds" means the total net proceeds to the Issuer from the issuance of the Junior Preferred Stock (after deducting underwriting discounts and commissions, but before deducting expenses), as shown on the cover page of the Prospectus.

       "Redemption Direction Certificate" shall mean a certificate signed by the President or any Vice President of the Issuer directing the Escrow Agent on how to disburse the Escrowed Property for the purpose of satisfying the Obligation.

       "Termination Date" means June 30, 2000; provided that in the event the Triton Acquisition is not consummated by June 30, 2000 solely as a result of the failure of any Person to receive any necessary consent, approval, order or authorization of any governmental authority, the "Termination Date" shall mean September 30, 2000 or such later date to which the holders of Junior preferred stock have consented under Section 7(f) of the Certificate of Designation.

       "Triton Acquisition" means the acquisition by the Issuer of certain assets of Triton Cellular Partners, L.P. and its affiliates and the acquisition of one of its subsidiaries, pursuant to the Triton Acquisition Agreement.

              "Triton Acquisition Agreement" means the Asset Purchase Agreement dated November 6, 1999 by and among Triton Cellular Partners, L.P., Triton Communications,


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

L.L.C., Triton Cellular Alabama 5 License Company, L.L.C. and certain of their affiliates and the Issuer.

              "Underwriters" has the meaning set forth in the recitals.

              "Underwriting Agreement" has the meaning set forth in the recitals.

              "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

       All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Certificate of Designation.

       1.2. APPOINTMENT OF ESCROW AGENT. The Issuer and (by their acceptance of the benefits of the Certificate of Designation and this Agreement) the Holders each hereby appoints Norwest Bank Minnesota, National Association, as Escrow Agent in accordance with the terms and conditions set forth herein, and Norwest Bank Minnesota, National Association hereby accepts such appointment. The Issuer has delivered to the Escrow Agent the Funds, and the Escrow Agent shall deposit such Funds into the Escrowed Property Cash Account and invest such monies in accordance with the instructions of the Issuer.

       SECTION 2. DELIVERY OF FUNDS. All certificates or instruments representing or evidencing the Escrowed Property, including, without limitation, amounts invested as provided in Section 4, shall be delivered to and held by the Escrow Agent pursuant hereto. Such certificates or instruments shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance sufficient to establish and maintain in favor of the Escrow Agent legal title in such Escrowed Property, and shall be credited to the Escrowed Property Investments Account. All monies and other assets held in the Escrowed Property Cash Account and the Escrowed Property Investments Account are property of the Escrow Agent subject to the rights and interests of the parties hereto and the obligations created hereby.

       SECTION 3. MAINTAINING THE ESCROWED PROPERTY CASH ACCOUNT. (a) Until the Obligation is satisfied or otherwise terminates, the Escrowed Property Cash Account shall be maintained with the Escrow Agent.

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       (b)    It shall be a term and condition of the Escrowed Property Cash
Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Escrowed Property Cash Account, and except as otherwise provided by the provisions of Section 6, that no amount (including interest on Escrowed Property Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Issuer or any other Person from the Escrowed Property Cash Account.

       SECTION 4. INVESTING OF AMOUNTS IN THE ESCROWED PROPERTY CASH ACCOUNT. If requested by the Issuer, the Escrow Agent will, subject to the provisions of Section 6, from time to time (a) invest amounts on deposit in the Escrowed Property Cash Account in such Cash Investments, each in the name of or for the account of the Escrow Agent, as the Issuer may designate in writing and (b) invest interest paid on the Cash Investments referred to in clause (a) above, and reinvest other proceeds of any such Cash Investments that may mature or be sold, in each case in such Cash Investments each in the name of or for the account of the Escrow Agent, as the Issuer may designate in writing (the Cash Investments referred to in clauses (a) and (b) above being collectively "Escrowed Property Investments"). Interest and proceeds that are not invested or reinvested in Escrowed Property Investments as provided above shall be deposited and held in the Escrow Property Cash Account. The Escrow Agent shall in no event be liable for any loss in the investment or reinvestment of amounts held in the Escrowed Property Cash Account in accordance with the written instructions of the Issuer. In the event the Escrow Agent does not receive any information as to how to invest funds in the Escrowed Property Cash Account it shall invest such funds in Cash Investments described in clause (a) of the definition thereof.

       SECTION 5. DELIVERY OF ESCROWED PROPERTY INVESTMENTS. (a) The Escrow Agent shall become the holder of the Escrowed Property Investments (or applicable security entitlements thereto) through the following delivery procedures: (i) in the case of Escrowed Property Investments which are certificated securities in registered form, delivery of the applicable certificate(s), specially endorsed to the Escrow Agent or registered in the name of the Escrow Agent, to the possession of (A) the Escrow Agent, (B) a securities intermediary or financial intermediary acting on behalf of the Escrow Agent, or (C) another Person, other than a securities intermediary or financial intermediary, which Person acknowledges that it holds for the Escrow Agent; (ii) in the case of Escrowed Property Investments which are uncertificated securities, registration of one of the following as owner of such uncertificated securities: the Escrow Agent or a Person designated by the Escrow Agent, or a Person other than a securities intermediary or financial intermediary, that becomes the registered owner of such uncertificated securities and acknowledges that it holds the same for the Escrow Agent; and (iii) in the case of all other Escrowed Property Investments including, without limitation, any Escrowed Property Investments in commercial paper not constituting securities, interests in money market funds and Government Book-Entry Securities, such Escrowed Property

Investments will be held by the Escrow Agent, a Person designated by the Escrow Agent or another Person that acknowledges that it holds the same for the Escrow Agent.

       (b) All Escrowed Property, including Escrowed Property Investments, shall be retained in the Escrowed Property Cash Account and the Escrowed Property Investments Account pending disbursement pursuant to the terms hereof; PROVIDED that the Escrowed Property Cash Account and the Escrowed Property Investment Account may be a single trust account established and maintained by the Escrow Agent at its office at N9303-120 Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, in the name of the Escrow Agent, which account shall at all times be segregated from all custodial or collateral accounts of the Escrow Agent and be under the sole dominion and control of the Escrow Agent and subject to the terms and conditions of this Agreement.

       SECTION 6. DISBURSEMENTS. The Escrow Agent shall hold the Escrowed Property and release the same, or a portion thereof, only as follows:

       (a) (i) If the Escrow Agent receives, prior to 11:59 p.m. Minneapolis, Minnesota time on June 30, 2000, an Extension Officer's Certificate, the Escrow Agent shall continue to hold the Escrowed Property.

              (ii) If the Escrow Agent (A) received, prior to 11:59 p.m. Minneapolis, Minnesota time on June 30, 2000, an Extension Officer's Certificate from the Issuer and (B) receives, prior to 11:59 p.m. Minneapolis, Minnesota time on September 30, 2000 (or such later date to which the Holders have consented in accordance with Section 7(f) of the Certificate of Designation), an Acquisition Officer's Certificate from the Issuer, the Escrow Agent shall disburse the Escrowed Property to, or at the written direction of, the Issuer by wire transfer or other method agreed to by the Issuer and the Escrow Agent. If such Acquisition Officer's Certificate is received prior to 9:00 a.m. Minneapolis, Minnesota time on a Business Day then such disbursement shall be made by the close of business on the date the Escrow Agent receives such Acquisition Officer's Certificate; provided, however, that if the Acquisition Officer's Certificate is received by the Escrow Agent (i) on a day other than a Business Day or (ii) after 9:00 a.m. Minneapolis, Minnesota time on such date, then, in either instance, the Escrow Agent shall disburse the Escrowed Property by the close of business on the next Business Day.

       (b) If the Escrow Agent receives, prior to 11:59 p.m. Minneapolis, Minnesota time on June 30, 2000, an Acquisition Officer's Certificate from the Issuer, the Escrow Agent shall disburse the Escrowed Property to, or at the written direction of, the Issuer by wire transfer or other method agreed to by the Issuer and the Escrow Agent. If such Acquisition Officer's Certificate is received prior to 9:00 a.m. Minneapolis, Minnesota time on a Business Day then such disbursement shall


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

   be made by the close of business on the date the Escrow Agent receives such Acquisition Officer's Certificate; provided, however, that if the Acquisition Officer's Certificate is received by the Escrow Agent (i) on a day other than a Business Day or (ii) after 9:00 a.m. Minneapolis, Minnesota time on such date, then, in either instance, the Escrow Agent shall disburse the Escrowed Property by the close of business on the next Business Day.

       (c) (i) If the conditions in Section 6(a) or 6(b) are not satisfied by 11:59 p.m. Minneapolis, Minnesota time on the Termination Date (or, in the event the Escrow Agent receives certificates signed by the President or any Vice President of the Issuer stating that the Extension Officer's
   Certificate or that the Acquisition Officer's Certificate, as applicable, will not be delivered to the Escrow Agent by the relevant dates thereof), the Issuer shall within fifteen (15) days of either such event redeem the Junior Preferred Stock as provided by, and in accordance with, Section 5(c) of the Certificate of Designation and, shall deliver to the Escrow Agent a Redemption Direction Certificate. After receipt of a Redemption Direction Certificate, the Escrow Agent shall use 100% of the Escrowed Property held in the Escrowed Property Cash Account and Escrowed Property Investments Account, together with any other funds provided to the Escrow Agent by the Issuer specifically for such purpose, to satisfy the Issuer's repurchase obligations under Section 5(c) of the Certificate of Designation, in accordance with the Redemption Direction Certificate. If any Escrowed Property remains after the payment for all Junior Preferred Stock redeemed, such Escrowed Property shall be disbursed to the Issuer. Except as provided in the succeeding clause (d), the exclusive remedy at law or equity of any Holder (or any representative or agent on its behalf) with respect to any failure of the Issuer to deliver to the Escrow Agent a Redemption Direction Certificate and any resulting failure of the Issuer to satisfy any repurchase obligation under Section 5(c) of the Certificate of Designation shall be the occurrence of a Voting Rights Triggering Event under the Certificate of Designation.

       (d) Unless the Holders of a majority of the Junior Preferred Stock direct the Escrow Agent otherwise, in the event (i) the Issuer fails to deliver to the Escrow Agent a Redemption Direction Certificate pursuant to the preceding clause (c), (ii) the Obligation has not been satisfied or otherwise terminated and (iii) a Bankruptcy Voting Rights Triggering Event has occurred and is continuing, then as soon as is reasonably practicable the Escrow Agent shall apply 100% of the Escrowed Property held in the Escrowed Property Cash Account and the Escrowed Property Investments Account to satisfy the Obligation in accordance with Section 5 of the Certificate of Designation.

       (e) Nothing contained in Section 1, Section 4, Section 5, this Section 6 or any other provision of this Agreement shall (i) afford the Issuer any right to issue


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   entitlement orders with respect to any security entitlement to any of the
   Escrowed Property Investments or any securities account in which any such security entitlement may be carried, or otherwise afford the Issuer control of any such security entitlement or (ii) otherwise give rise to any rights of the Issuer with respect to any of the Escrowed Property Investments, any security entitlement thereto or any securities account in which any such security entitlement may be carried, other than the Issuer's beneficial interest under this Agreement in the Escrowed Property subject to the exclusive dominion and control (consistent with this Agreement) of the Escrow Agent in its capacity as such (and not as a securities intermediary). Notwithstanding anything to the contrary in the preceding sentence, the Issuer will have the right to direct the Escrow Agent as to how to invest the Escrowed Property pursuant to Section 4 and the last sentence of
   Section 1.2.

       SECTION 7. REPRESENTATIONS AND WARRANTIES. The Issuer hereby represents and warrants that:

       (a) The representations and warranties of the Issuer contained in the Underwriting Agreement are true and correct in all material respects as of the date hereof and were true and correct in all material respects when made and are hereby incorporated into this Agreement by this reference.

       (b) The Issuer is the beneficial owner of the Net Proceeds, free and clear of any lien or claims of any Person or entity. No security interest covering the Issuer's interest in the Net Proceeds currently exists which has not been released.

       (c) This Agreement has been duly authorized, validly executed and delivered by the Issuer and constitutes a valid and binding agreement of the Issuer, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

       (d) No Voting Rights Triggering Event (as defined in the Certificate of Designation) exists.

       SECTION 8. COVENANTS. The Issuer covenants and agrees with the Escrow Agent and the Holders of the Junior Preferred Stock that from and after the date of this Agreement until the earlier of (x) the receipt of the items referred to in Section 6(a) or 6(b) hereof or (y) the completion of the offer to redeem the Junior Preferred Stock contemplated by Section 5(c) of the Certificate of Designation:


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

       (a) that (i) they will not (and will not purport to) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Escrowed Property or their beneficial interest therein, and (ii) they will not create or permit to exist any lien upon or other adverse interest in or with respect to the Escrowed Property; and

       (b) that they will not (i) enter into any agreement or understanding that restricts or inhibits or purports to restrict or inhibit the Escrow Agent's rights or remedies hereunder, including, without limitation, the Escrow Agent's right to sell or otherwise dispose of the Escrowed Property or (ii) fail to pay or discharge any tax, assessment or levy of any nature with respect to its beneficial interest in the Escrowed Property not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment with respect to such beneficial interest.

       SECTION 9. NO ASSUMPTION OF DUTIES; REASONABLE CARE. The rights and powers granted to the Escrow Agent hereunder are being granted in order to establish, preserve and protect the interest of the Escrow Agent in and to the Escrowed Property shall not be interpreted to and shall not impose any duties on the Escrow Agent in connection therewith other than those expressly provided herein or imposed under applicable law. Except as provided by applicable law or by the Certificate of Designation, the Escrow Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Escrowed Property in its possession if the Escrowed Property is accorded treatment substantially equal to that which the Escrow Agent accords similar property held by the Escrow Agent for its own account, it being understood that the Escrow Agent shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities or other matters relative to any Escrowed Property, whether or not the Escrow Agent has or is deemed to have knowledge of such matters, (b) taking any necessary steps to preserve rights against any parties with respect to any Escrowed Property or (c) investing or reinvesting any of the Escrowed Property.

       SECTION 10. INDEMNITY. The Issuer shall indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including reasonable defense costs, reasonable investigative fees and costs, and reasonable legal fees and damages arising from the Escrow Agent's performance under this Agreement, except to the extent that such claim, action, obligation, liability or expense is directly attributable to the bad faith, gross negligence or wilful misconduct of such indemnified Person.

       SECTION 11. FEES AND EXPENSES. The Issuer will upon demand pay to the Escrow Agent the reasonable fees of the Escrow Agent for its services hereunder and the

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amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel, experts and agents retained by the Escrow Agent, that the Escrow Agent may incur in connection with (a) the review, negotiation and administration of this Agreement (in the amounts which are hereby agreed and set forth in SCHEDULE A hereto), (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Escrowed Property, (c) the exercise or enforcement of any of the rights of the Escrow Agent and the Holders of the Junior Preferred Stock hereunder or (d) the failure by the Issuer to perform or observe any of the provisions hereof.

       SECTION 12.   MISCELLANEOUS PROVISIONS.

       12.1. NOTICES. Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or facsimile communication, addressed as follows:

To the Issuer:

Ann K. Newhall
Rural Cellular Corporation
P.O. Box 2000
3905 Dakota Street SW
Alexandria, MN  56308
Facsimile:  (320) 808-2120

To the Escrow Agent:

Norwest Bank Minnesota, National Association
Attn:  Corporate Trust Securities - Jane Y. Schweiger
N 9303-120
Sixth Street and Marquette Avenue
Minneapolis, MN 55479
Facsimile:  (612) 667-9825

or at such other address as the specified entity most recently may have designated in writing in accordance with this section to the others.

       12.2. SEVERABILITY. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

       12.3. HEADINGS. The headings in this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

       12.4. COUNTERPART ORIGINALS. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

       12.5. BENEFITS OF AGREEMENT. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Junior Preferred Stock, any benefit or any legal or equitable right, remedy or claim under this Agreement.

       12.6. AMENDMENTS, WAIVERS AND CONSENTS. Any amendment or waiver of any provision of this Agreement and any consent to any departure by the Issuer from any provision of this Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Certificate of Designation, and neither the Escrow Agent nor any Holder of Junior Preferred Stock shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. Consistent with the foregoing, this Agreement may be amended, its provisions may be waived and departures from its provisions may be consented to by action of the Issuer and (if applicable) the Holders of the Junior Preferred Stock, all as provided in the Certificate of Designation; PROVIDED, HOWEVER, that no amendment or waiver of any provision of this Agreement, or any consent to any departure by the Issuer or any of its subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Escrow Agent, if such amendment, waiver or consent would adversely affect the rights of the Escrow Agent hereunder. Failure of the Escrow Agent, or any Holder of Junior Preferred Stock to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Escrow Agent or any Holder of Junior Preferred Stock of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Escrow Agent or such Holder of Junior Preferred Stock would otherwise have on any future occasion.
 The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

       12.7. INTERPRETATION OF AGREEMENT. To the extent a term or provision of this Agreement conflicts with the Certificate of Designation, the Certificate of Designation shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

       12.8. TERMINATION. (a) This Agreement shall remain in full force and effect until, and terminate upon, the disbursement of the Escrowed Property in accordance with the terms of Section 6. This Agreement shall be binding upon the Issuer, its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Escrow Agent hereunder, to the benefit of the Escrow Agent, the Holders of the Junior Preferred Stock and their respective successors, transferees and assigns.

       12.9. SURVIVAL PROVISIONS. All representations, warranties and covenants of the Issuer contained herein shall survive the execution and delivery of this Agreement, and shall terminate only upon the termination of this Agreement. The obligations of the Issuer under Sections 11 and 13 hereof shall survive the termination of this Agreement.

       12.10. AUTHORITY OF THE ESCROW AGENT. (a) The Escrow Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to the Escrow Agent by the terms hereof, together with such powers as are reasonably incident thereto. The Escrow Agent may perform any of its duties hereunder or in connection with the Escrowed Property by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Except as otherwise expressly provided in this Agreement or the Certificate of Designation, neither the Escrow Agent nor any director, officer, employee, attorney or agent of the Escrow Agent shall be liable to the Issuer or any other Person for any action taken or omitted to be taken by the Escrow Agent, in its capacity as Escrow Agent, hereunder, except for its own bad faith, gross negligence or willful misconduct, and the Escrow Agent shall not be responsible for the validity, effectiveness or sufficiency hereof or of any document furnished pursuant hereto. The Escrow Agent and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document reasonably believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

       (b) The Issuer acknowledges that the rights and responsibilities of the Escrow Agent under this Agreement with respect to any action taken by the Escrow Agent or the exercise or non-exercise by the Escrow Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Escrow Agent and the Holders of the Junior Preferred Stock, be governed by the Certificate of Designation and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Escrow

Agent and the Issuer, the Escrow Agent shall be conclusively presumed to be acting as agent for the Holders of the Junior Preferred Stock with full and valid authority so to act or refrain from acting, and the Issuer shall not be obligated or entitled to make any inquiry respecting such authority.

       12.11. FINAL EXPRESSION. This Agreement, together with the Certificate of Designation and any other agreement executed in connection herewith, is intended by the parties as a final expression of this Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

       12.12. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY WAIVER OF DAMAGES. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK, AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE ISSUER, THE ESCROW AGENT AND THE HOLDERS OF THE JUNIOR PREFERRED STOCK IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. NOTWITHSTANDING THE FOREGOING:

       (b) THE ISSUER AGREES THAT THE ESCROW AGENT SHALL, IN ITS CAPACITY AS ESCROW AGENT OR IN THE NAME AND ON BEHALF OF ANY HOLDER OF JUNIOR PREFERRED STOCK, HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE ISSUER OR THE ESCROWED PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH (AND HAVING PERSONAL OR IN REM JURISDICTION OVER THE ISSUER OR THE ESCROWED PROPERTY, AS THE CASE MAY BE) TO ENABLE THE ESCROW AGENT TO REALIZE ON SUCH ESCROWED PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ESCROW AGENT. THE ISSUER AGREES THAT IT WILL NOT ASSERT ANY COUNTERCLAIMS, SETOFFS OR CROSSCLAIMS IN ANY PROCEEDING BROUGHT BY THE ESCROW AGENT TO REALIZE ON SUCH PROPERTY OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ESCROW AGENT, EXCEPT FOR SUCH COUNTERCLAIMS, SETOFFS OR CROSSCLAIMS WHICH, IF NOT ASSERTED IN ANY SUCH PROCEEDING, COULD NOT OTHERWISE BE BROUGHT OR ASSERTED. THE ISSUER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN THE CITY OF NEW YORK ONCE THE ESCROW AGENT HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE

LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

       (c) THE ISSUER AGREES THAT NEITHER ANY HOLDER OF JUNIOR PREFERRED STOCK NOR (EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR THE CERTIFICATE OF DESIGNATION) THE ESCROW AGENT IN ITS CAPACITY AS ESCROW AGENT SHALL HAVE ANY LIABILITY TO THE ISSUER (WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE) FOR LOSSES SUFFERED BY THE ISSUER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THE TRANSACTIONS CONTEMPLATED AND THE RELATIONSHIP ESTABLISHED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS SUCH LOSSES WERE THE RESULT OF ACTS OR OMISSIONS ON THE PART OF THE ESCROW AGENT OR SUCH HOLDERS OF JUNIOR PREFERRED STOCK, AS THE CASE MAY BE, CONSTITUTING BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

       IN WITNESS WHEREOF, the Issuer and the Escrow Agent have each caused this Agreement to be duly executed and delivered as of the date first above written.

                                     RURAL CELLULAR CORPORATION


                                     By:    ______________________________
                                            Name:
                                            Title:


                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION


                                     By:    ______________________________
                                            Name:
                                            Title:

                                     SCHEDULE A

                                ESCROW FEE SCHEDULE

ACCEPTANCE FEE:                                         $1,500.00

For initial services including examination of the Escrow Agreement and all supporting documents this is a one-time fee payable upon the OPENING of the account.

ADMINISTRATIVE FEE:                                     $1500.00*

An annual charge OR ANY PORTION of a 12 month period thereof. This fee is payable upon the OPENING of the account and annually thereafter. This charge is not prorated for the first year. THERE IS AN ADDITIONAL $250 ANNUAL CHARGE FOR EACH SUB ACCOUNT OPENED.

* Assumes use of Wells Fargo Funds for funds on deposit.

TRANSACTION FEE:

Wire transfer of funds                                                $25.00
Other transfer of funds (i.e. checks, internal account transfers)     $15.00
Asset transactions (purchases/sales/calls/deposit/withdraws, etc.)    $20.00

No charge for Wells Fargo Funds transactions other than those disclosed in the Fund Prospectus.

EXTRAORDINARY SERVICES:

For any services other than those covered by the aforementioned, a special per hour charge will be made commensurate with the character of the service, time required and responsibility involved. Such services include but are not limited to excessive administrative time, attendance at closing, specialized reports and record-keeping, unusual certifications, etc.

1099-Tax reporting                        $5.00 per report
Other Tax reporting                       per hour charge

FEE SCHEDULE IS SUBJECT TO ANNUAL REVIEW AND ADJUSTMENT.